Calgon Carbon Corporation Unveils New Logo Symbolizing New Chapter For Company

PITTSBURGH, PA - October 12, 2009 – Calgon Carbon Corporation (NYSE: CCC) has announced the introduction of a new corporate logo, re-positioning the former logo’s distinctive “ellipse” shape into a forward-moving direction to symbolize the company’s anticipated long-term growth.

Commenting on the logo, John Stanik, Calgon Carbon’s president and chief executive officer, said, “Our new logo reflects our heritage of employing granular activated carbon to solve challenging purification problems.  The re-positioning of the ellipse symbolizes our vision for Calgon Carbon going forward and our confidence that the unprecedented global opportunities before us will drive significant future growth for our company.”

For more than 60 years, Calgon Carbon has been a world leader in developing and applying activated carbon technology to remove Impurities from liquids and gases.  The company is carrying on that tradition by providing activated carbon products for two new applications.   Calgon Carbon’s powdered activated carbon is being used to remove mercury from coal-fired power plant flue gas, and its granular activated carbon is protecting millions of Americans from harmful by-products that can form when chlorine is used to disinfect drinking water.

The company’s cutting-edge ultraviolet light (UV) technology ensures that consumers are protected from pathogens in drinking water that pose a serious health threat.  Today, Calgon Carbon’s UV systems are treating billions of gallons of drinking water every day in North America and Asia.

In Asia and Europe, the company is expanding its reactivation and service capabilities in response to increased demand for activated carbon and associated services for a number of fast-growing applications

Mr. Stanik concluded, “The new logo, while recognizing the challenges and accomplishments of the past, signals a new chapter in the history of Calgon Carbon Corporation.  That chapter will include the development of new products and applications for our existing technologies and significant geographical expansion.  It will also be characterized by an ongoing commitment to meet the needs of our customers, employees, shareholders, and society.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.